EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Imunon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock	Rule 457(c) and Rule 457(h)	1,030,000.00	$1.26	$1,297,800.00	0.00011020	$143.02
Total Offering Amounts			1,030,000.00		$1,297,800.00		$143.02
Total Fee Offsets							–
Net Fee Due							$143.02

(1)	This Registration Statement also shall be deemed to cover an indeterminate number of additional shares of Common Stock, which may be offered and issued pursuant to the Amended Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for computing the registration fee. The proposed maximum aggregate price per share is based on the average of the high and low prices per share of the Registrant’s Common Stock, as reported on The Nasdaq Stock Market, Inc. on August 8, 2023.
(3)	Rounded to the nearest penny.